UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 7, 2011

Date of Report (Date of earliest event reported)

New Frontier Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado	000-23697	84-1084061
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

6000 Spine Road, Suite 100, Boulder, CO 80301

(Address of principal executive offices)

(303) 444-0900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2011, New Frontier Media, Inc. entered into an Executive Tuition Reimbursement Agreement with its Chief Financial Officer, Mr. Grant Williams, pursuant to which the company has agreed to reimburse, in three equal annual installments, tuition expenses incurred by Mr. Williams in connection with additional professional education he is pursuing for the benefit of the company, with the first installment becoming due on the first year anniversary date of Mr. Williams’ graduation from the two year executive MBA program and subject in all instances to Mr. Williams’ continued employment with the company through the applicable reimbursement period.  Assuming the entire amount of the tuition is reimbursed, the company is expected under the agreement to reimburse approximately $61,000 of aggregate tuition expenses.

The company expects to file the agreement as an exhibit to its quarterly report on Form 10-Q for the quarterly period ending December 31, 2011. Interested parties are encouraged to read the Agreement in its entirety when it becomes available because it contains important terms that are not summarized in this Form 8-K.

Item 8.01      Other Events.

On December 12, 2011, the company issued a press release announcing its repurchase of approximately 2.1 million shares of its outstanding common stock and the completion of its previously announced Rule 10b-18 stock repurchase program.  A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
99.1	Press Release of New Frontier Media, Inc. dated December 12, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2011.	NEW FRONTIER MEDIA, INC.

	By:	/s/ Michael Weiner
Name: Michael Weiner
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press Release of New Frontier Media, Inc. dated December 12, 2011.